Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— News Release –

CALGON CARBON AMENDS CREDIT FACILITY

PITTSBURGH, PA – January 31, 2006 – Calgon Carbon Corporation (NYSE:CCC) announced that it has completed the amendment and restatement of its $125.0-million unsecured credit facility that would have expired in February 2008. The amended $118-million facility consists of a $100-million revolving loan and an $18-million term loan. The facility is secured by a blanket security interest in favor of the lenders and a pledge agreement in favor of the lenders with respect to the stock of certain subsidiaries. National City Bank of Pennsylvania was the lead arranger and is participating along with PNC Bank N.A., Harris N.A., First Commonwealth Bank and First National Bank of Pennsylvania.

The company was not in compliance with the leverage covenant of its former credit facility for the quarter ended September 30, 2005. Despite acquiring a waiver from its lenders through January 31, 2006, the company was required to reclassify all existing debt under that facility as short-term. As a result of the amended agreement, all current debt outstanding under the facility will be reclassified as long-term at December 31, 2005.

As under the terms of the former facility, Calgon Carbon may use the revolving credit portion of the amended agreement for working capital, capital expenditures, letters of credit, acquisitions, and other general corporate purposes. Interest payments will be based on Eurodollar rates with other interest rate options available.

Commenting on the agreement, Leroy Ball, Calgon Carbon’s chief financial officer, said, “We are pleased with the amended facility which adequately addresses our needs for flexibility at pricing in line with the former agreement.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.